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                                                                   Exhibit 10.15

                                LEAR CORPORATION
                         LONG-TERM STOCK INCENTIVE PLAN

                 2003 RESTRICTED STOCK UNIT TERMS AND CONDITIONS

                  1. Definitions. Any term capitalized herein but not defined will have the meaning set forth in the Plan.

                  2.       Grant and Vesting of Restricted Stock Units.

                  (a) As of the Grant Date specified in the letter that accompanies this document, the Employee will be credited with the number of Restricted Stock Units set forth in the letter that accompanies this document. Each Restricted Stock Unit is a notional amount that represents one unvested share of Common Stock, $0.01 par value, of the Company (the "Common Stock"). Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this document, to distribution of a Share if and when the Restricted Stock Unit vests. If the Employee's employment with the Company and all of its Affiliates terminates before the date that all of the Restricted Stock Units vest, his or her right to receive the Shares underlying unvested Restricted Stock Units will be only as provided in Section 4.

                  (b) One-half of the Restricted Stock Units will vest on the third anniversary of the Grant Date, and the remaining half will vest on the fifth anniversary of the Grant Date. Notwithstanding anything contained herein to the contrary, the right (whether or not vested) of an Employee to receive Shares underlying a Restricted Stock Unit will be forfeited (and the Company will have the right to recover any Shares already received by the Employee) if the Committee determines, in its sole discretion, that (i) the Employee has entered into a business or employment relationship that is detrimentally competitive with the Company or substantially injurious to the Company's financial interests; (ii) the Employee has been discharged from employment with the Company or an Affiliate for Cause; or (iii) the Employee has performed acts of willful malfeasance or gross negligence in a matter of material importance to the Company or an Affiliate.

                  3.       Rights as a Stockholder.

                  (a) Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Employee, the Employee will not be entitled to vote that Share.

                  (b) If the Company declares a cash dividend on its common stock, then, on the payment date of the dividend, the Employee will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the number of Restricted Stock Units credited to the Employee through the record date. The dollar amount credited to an Employee under the preceding sentence will be credited to an account ("Account") established for the Employee for bookkeeping purposes only on the books of the Company. The amounts credited

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to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Employee. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Employee's Restricted Stock Units awarded under the accompanying letter and this document, and will be paid in cash in a single sum at the time that the Shares associated with the Employee's Restricted Stock Units are delivered (or forfeited at the time that the Employee's Restricted Stock Units are forfeited).

                  4. Termination of Employment. Subject to the forfeiture provisions of clause 2(b) above, an Employee's right to receive the Shares underlying his or her Restricted Stock Units after termination of his or her employment will be only as follows:

                  (a) End of Service. If the Employee experiences an End of Service Date, the Employee will be entitled to receive the Shares underlying any Restricted Stock Units that have then vested. In addition, the Employee will be entitled to receive the Shares underlying the number of Restricted Stock Units, if any, that have not yet vested but would have vested under Section 2 if the Employee's End of Service Date had been 24 months following his actual End of Service Date. The Employee will forfeit the right to receive Shares underlying any Restricted Stock Units that have not yet vested or would not have vested in the next 24 months as described in the preceding sentence. The Employee's "End of Service Date" is the date of his or her retirement after attaining age 55 and completing ten years of service (as defined in the Lear Corporation Pension Plan, regardless of whether the Employee participates in such plan).

                  (b) Disability or Death. If an Employee's employment with the Company and all of its Affiliates terminates due to Disability (as determined by the Company or its agent) or death, the Employee will be entitled to receive the Shares underlying all of the Restricted Stock Units, including both those that have already vested and those that have not yet vested under
Section 2 above.

                  (c) Other Termination of Employment. If an Employee's employment with the Company and all Affiliates terminates due to any reason other than those provided in clauses 4(a) or (b), the Employee or his or her estate (in the event of his or her death after termination) will forfeit the right to receive Shares underlying any Restricted Stock Units that have not yet vested, but will be entitled to receive Shares underlying any Restricted Stock Units that, at that time, will have become vested.

                  5. Timing and Form of Payment. Except as provided in this Section or in clause 2(b) or Section 4, once a Restricted Stock Unit vests, the Employee will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible after its associated Restricted Stock Unit vests or at the later date elected by the Employee under
Section 6. Shares will be credited to an account established for the benefit of the Employee with the Company's administrative agent. The Employee will have full legal and beneficial ownership with respect to the Shares at that time.

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                  6.       Election to Defer. The Employee may elect to defer
delivery of any or all Shares due to him or her under the Award described in this document (and any balance in his Account under clause 3(b)) to a date beyond their vesting date, by making a timely deferral election. In his or her election to defer, the Employee may choose between deferral to a particular calendar year, or to the year following his or her termination of employment, but in no event may the Employee defer delivery of a Share more than ten years beyond the date the Restricted Stock Unit underlying it is due to vest under
Section 2 above. If an Employee's employment with the Company and all Affiliates terminates for any reason other than an End of Service Date before the calendar year specified in a deferral election, he or she will be deemed to have elected to defer delivery to the calendar year following his or her termination of employment. In addition, if the Employee dies while employed with the Company or any Affiliate, any Shares remaining to be paid in respect of this Award will be paid to his or her beneficiary designated under the Plan as soon as practicable, regardless of any outstanding election to defer. Shares whose receipt is deferred under this Section 6 will be delivered on or about March 15 of the year to which they were deferred. An election to defer will be considered timely only if it is filed at least one year and one day in advance of the date the Restricted Stock Units subject to the deferral will vest and the Employee remains employed by the Company or an Affiliate for such period of a year and one day.

                  7. Assignment and Transfers. The Employee may not assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of his or her death, by will or the laws of descent and distribution.

                  8. Withholding Tax. The Company and any Affiliate will have the right to retain Shares or cash that are distributable to the Employee hereunder to the extent necessary to satisfy any withholding taxes, whether federal or state, triggered by the distribution of Shares or cash pursuant to the Award reflected in this document.

                  9.       Securities Law Requirements.

                  (a) The Restricted Stock Units are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

                  (b) No person who acquires Shares pursuant to the Award reflected in this document may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act")) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this

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Award are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Award or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

                  10. No Limitation on Rights of the Company. The grant of the Award described in this document will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

                  11. Plan, Restricted Stock Units and Award Not a Contract of Employment. Neither the Plan, the Restricted Stock Units nor any other right or interest that is part of the Award reflected in this document is a contract of employment, and no terms of employment of the Employee will be affected in any way by the Plan, the Restricted Stock Units, the Award, this document or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Award will be construed as conferring any legal rights upon the Employee for a continuation of employment, nor will it interfere with the right of the Company or any Affiliate to discharge the Employee and to treat him or her without regard to the effect that treatment might have upon him or her as an Employee.

                  12. Employee to Have No Rights as a Stockholder. Except as provided in Section 3 above, the Employee will have no rights as a stockholder with respect to any Shares subject to the Restricted Stock Units prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

                  13. Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, P. O. Box 5008, Southfield, Michigan, 48086-5008, Attention:
General Counsel and, in the case of the Employee, to the last known address of the Employee in the Company's records.

                  14. Governing Law. This document and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.

                  15. Plan Document Controls. The rights granted under this Restricted Stock Unit document are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the Plan document, the Plan document will control.

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